Exhibit (a)(35)

AIXTRON SE: Tender Offer by Grand Chip Investment GmbH / Prohibition of Acquisition of U.S. Business of AIXTRON by the U.S. President

Herzogenrath, Germany, December 3, 2016 — AIXTRON SE (FSE: AIXA, AIXC; NASDAQ: AIXG), one of the world’s leading providers of deposition equipment to the semiconductor industry, announced today that the President of the United States issued an order (the “Order”) on December 2, 2016 prohibiting the acquisition of the U.S. business of AIXTRON SE (AIXTRON) by Grand Chip Investment GmbH (GCI) or its parent companies and their partners, directly or indirectly. The Order defines the U.S. business of AIXTRON to include Aixtron, Inc. and any asset of AIXTRON used in, owed for the use in or benefit of, the activities in interstate commerce in the United States of Aixtron, Inc. (including U.S. patents and patent applications).

The presidential order was limited to the U.S. business and did not prohibit the acquisition of AIXTRON shares and ADSs by GCI.

The full text of the Order is accessible under: https://www.whitehouse.gov/briefing-room/presidential-actions.

The Bidder and AIXTRON are evaluating the impact of the Order on the conditions to be fulfilled under the takeover offer and will coordinate with the German Federal Financial Supervisory Authority (BaFin) to examine the consequences of the Order on the takeover process.

Contact:

Guido Pickert
Investor Relations & Corporate Communications
T: +49 (2407) 9030-444
F: +49 (2407) 9030-445
invest@aixtron.com

For further information on AIXTRON (FSE: AIXA/AIXC, ISIN DE000A0WMPJ6/ DE000A2BPYT0; NASDAQ: AIXG, ISIN US0096061041) please consult our website at http://www.aixtron.com.

Additional information

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities.  The takeover offer for the outstanding ordinary shares (including ordinary shares represented by American depositary shares) of AIXTRON SE commenced on 29 July 2016.  The terms and conditions of the takeover offer have been published in, and the solicitation and offer to purchase ordinary shares (including ordinary shares represented by American depositary shares) are made only pursuant to, the offer document and related offer materials prepared by Grand Chip Investment GmbH and as approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”).  AIXTRON SE has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the takeover offer on 11 August 2016; in addition, AIXTRON SE’s Management Board and Supervisory Board has published a statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG).  The now amended takeover offer as well as its English translation is available on the internet at www.grandchip-aixtron.com.

Acceptance of the takeover offer by shareholders that are resident outside Germany and the United States may be subject to further legal requirements.  With respect to the acceptance of the takeover offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

The so called Tender Offer Statement (including the offer document, a related letter of transmittal and other related offer materials) and the Solicitation/Recommendation Statement, as they may be amended from time to time, as well as the Management and Supervisory Board’s statement pursuant to Sec. 27 WpÜG (as amended from time to time), contain important information that should be read carefully before any decision is made with respect to the takeover offer because they, and not this document, govern the terms and conditions of the takeover offer.  Those materials and other documents filed by Grand Chip Investment GmbH or AIXTRON SE with the SEC are available at no charge on the SEC’s web site at www.sec.gov.  In addition, Grand Chip Investment GmbH’s Tender Offer Statement and other documents it has filed with the SEC will be available at www.grandchip-aixtron.com.